Exhibit 4.23

Execution Copy

EIGHTH AMENDING AGREEMENT made as of June 4, 2024

BETWEEN:	LeddarTech Holdings Inc. (as “Borrower”)
AND:	Fédération des Caisses Desjardins du Québec (as “Lender”)

RECITALS

A.	The Lender has addressed an amended and restated financing offer dated April 5, 2023 to the Borrower which has been accepted by the Borrower (as amended by a first amending agreement dated as of May 1, 2023, a second amending agreement dated as of May 31, 2023, a third amending agreement dated as of September 29, 2023, a fourth amending agreement dated as of October 13, 2023, a fifth amending agreement dated as of October 20, 2023, a sixth amending agreement dated as of October 31, 2023 and a seventh amending agreement dated as of December 8, 2023, the “Financing Offer”).

B.	The Borrower is the entity resulting from the amalgamation between LeddarTech Inc. and LeddarTech Holdings Inc. that took place on December 21, 2023.

C.	The Borrower and the Lender wish to amend the Financing Offer to modify the form of compliance certificate of Appendix “C” of the Financing Offer and to make the transition to CORRA.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Capitalized terms used herein and defined in the Financing Offer have the meanings assigned to them in the Financing Offer unless otherwise defined herein.

1.2	Other than as specifically provided herein, this Agreement shall not operate as a waiver of any right, power or privilege of the Lender and, except as amended hereby, all provisions of the Financing Offer will remain in full force and effect.

2.	Amendments to the Financing Offer

2.1	Section 1.6 of Appendix “A” of the Financing Offer is amended as follows (changes underlined and struck-though):

“1.6 CA Prime Rate: for any day, the greater of:

(a) the annual variable interest rate equal to the base rate announced by Desjardins from time to time as being its reference interest rate then in force to determine the interest rates on commercial loans granted by Desjardins in Canada in Canadian dollars, and

(b) ~~the CDOR Rate for bankers’ acceptances with a~~ the Adjusted Term CORRA for an interest period of one month, plus 1%;

provided that if the rate so determined would be less than the Floor, such rate will be deemed to be the Floor.”

2.2	Section 1.7 of Appendix “A” of the Financing Offer is deleted.

2.3	Section 1 of Appendix “A” of the Financing Offer is amended by the addition of the following definitions:

“1.3(A) Adjusted Term CORRA: means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) a credit adjustment spread of 0.29547% (29.547 basis points); provided that if Adjusted Term CORRA as so determined would be less than the Floor, then Adjusted Term CORRA will be deemed to be the Floor.”

“1.4(A) Available Tenor: means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (i) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (ii) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date.”

“1.4(B) Benchmark: means, initially, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 11(a) of this Appendix.”

“1.4(C) Benchmark Replacement: means, with respect to any Benchmark Transition Event: the sum of: (i) the alternate benchmark rate that has been selected by Desjardins and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for credit facilities denominated in the applicable currency and (ii) the related Benchmark

Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Security Documents.”

“1.4(D) Benchmark Replacement Adjustment: means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Desjardins and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for credit facilities denominated in the relevant currency at such time.”

“1.4(E) Benchmark Replacement Date: means a date and time determined by Desjardins, which date will be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of paragraph (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of paragraph (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non- representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such paragraph (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of paragraph (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available

Tenors of such Benchmark (or the published component used in the calculation thereof).”

“1.4(F) Benchmark Transition Event: means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).”

“1.4(G) Benchmark Unavailability Period: means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Security Document in accordance with Section 11 of this Appendix and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Security Document in accordance Section 11 of this Appendix.”

“1.7(A) Conforming Changes: means, with respect to either the use or administration of a Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “CA Prime Rate”, the definition of “Business Day” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion, rollover or continuation notices, the applicability and length of lookback periods, the applicability of Section 11 of this Appendix and other technical, administrative or operational matters) that Desjardins decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Desjardins in a manner substantially consistent with market practice (or, if Desjardins decides that adoption of any portion of such market practice is not administratively feasible or if Desjardins determines that no market practice for the administration of any such rate exists, in such other manner of administration as Desjardins decides is reasonably necessary in connection with the administration of this Agreement and the other Security Documents).”

“1.8(A) CORRA: means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).”

“1.12(A) Floor: means a rate of interest equal to zero percent (0%) per annum.”

“1.21(A) Relevant Governmental Body: means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada.”

“1.24(A) Term CORRA: means the Term CORRA Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such interest period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.”

“1.24(B) Term CORRA Administrator: means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.”

“1.24(C) Term CORRA Reference Rate: means the forward-looking term rate based on CORRA.”

“1.24(D) Unadjusted Benchmark Replacement: means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.”

2.4	Section 11 of Appendix “A” of the Financing Offer is replaced with the following Section:

“11. BENCHMARK REPLACEMENT SETTING

(a)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Security Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Security Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Security Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Security Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any Security Document so long as Desjardins has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.

(b)	Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Desjardins will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Security Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Security Document.

(c)	Notices; Standards for Decisions and Determinations. Desjardins will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Desjardins will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 11(d) of this Appendix and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Desjardins pursuant to this Section 11 of this Appendix, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Security Document, except, in each case, as expressly required pursuant to this Section 11 of this Appendix.

(d)	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Security Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Desjardins in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Desjardins may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Desjardins may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance of, conversion to or continuation of Advances, which are of the type that have a rate of interest determined by reference to the then-current Benchmark, to be made, converted or continued during any Benchmark Unavailability Period.”

2.5	Appendix “C” of the Financing Offer is hereby replaced with Appendix “C” to this Agreement (changes underlined).

3.	Effectiveness and Conditions Precedent

This Agreement will become effective on the date that the Lender notifies the Borrower that the following conditions precedent have been fulfilled:

3.1	this Agreement has been executed by all parties;

3.2	no Default exists;

3.3	all fees and expenses owing by the Borrower to the Lender and its legal counsel due on the date of this Agreement shall have been paid and the Lender is authorized to debit the Borrower’s account and proceed to the payment of such fees and expenses.

4.	Representations and Warranties

All of the representations and warranties contained in Article 2 of the Appendix A to the Financing Offer are true and correct on and as of the date hereof as though made on and as of the date hereof, except that, to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

5.	Default

No Default has occurred and is continuing on the date hereof, except as otherwise waived.

6.	Cost and Expenses

The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery and implementation and administration of this Agreement including the reasonable fees and expenses of counsel for the Lender.

7.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart. Delivery by any party or other signatory of an executed counterpart of this Agreement by facsimile or electronic mail or in PDF format, or using any electronic signature, shall be equally effective as delivery of an original executed counterpart of this Agreement.

8.	Governing Law

This Agreement is governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

Fédération des Caisses Desjardins du
Québec, as Lender

Per:	/s/ Jocelyn Larouche
Title:	Jocelyn Larouche - Director, National Accounts, North Western Quebec

Per :	/s/ Alexandre Chapdelaine
Title:	Alexandre Chapdelaine, Managing Director and Market Lead, National Accounts

LEDDARTECH HOLDINGS INC., as Borrower

Per :

[Eighth Amendment – LeddarTech Holdings Inc.]

APPENDIX “C” – COMPLIANCE CERTIFICATE

[Date]

Fédération des Caisses Desjardins du Québec

1170 rue Peel, bureau 600
Montréal (Québec) H3B 0A9

Attention:	Alexandre Chapdelaine, Director Corporate Banking
Fax:	514-281-4317
Email:	alexandre.chapdelaine@desjardins.com

With a copy to:

Attention:	Administration des Financements, Grandes Entreprises
Fax:	514-281-2686
Email:	SUIVI_DES_ENGAGEMENTS_FINANCIERS_ET_GARANTIES@desjardins.com

RE:	LeddarTech Holdings Inc.

Reference is made to the financing offer dated as of April 5, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Offer”) among LeddarTech Holdings Inc. (the “Borrower”) and Fédération des Caisses Desjardins du Québec. All terms used but not defined herein have the meaning given to them in the Financing Offer.

I am the Chief Financial Officer of the Borrower and I hereby certify in such capacity that:

1.	[To the best of my knowledge, but after reasonable enquiry, the representations and warranties set forth in the Financing Offer are still true and accurate in all material respects and that no default has occurred and is continuing.]

2.	[On the last day of the [financial quarter / calendar month] ending on [●] [NTD: such certification must be given in respect of financial quarters or on a monthly basis, depending on the requirement under Section 7.2.3.] the Available Cash of the Borrower, calculated in accordance with the Financing Offer, was [●] (which must be within the limit of Section 7.1.2 which is [●]).]

3.	[During the calendar month ending on [●], the amount of cash maintained by the Borrower and each of is Subsidiaries in deposit accounts not subject to first ranking security provided in favour of Desjardins has not exceeded $500,000 at an time.]

or

[During the calendar month ending on [●], the amount of cash maintained by the Borrower and each of is Subsidiaries in deposit accounts not subject to first ranking security provided in favour of Desjardins has exceeded $500,000 on [●] [NTD: insert the date of the specific days on which the amount of cash has exceeded $500,000] and, as such, the Borrower has transferred or has caused any Subsidiary concerned to transfer within five Business Days to a deposit account maintained with Desjardins that is subject to first ranking security provided in favour of Desjardins an amount equal to the amount in excess of such $500,000 threshold.]

4.	[During the [financial quarter / calendar month] ending on [●] [NTD: such certification must be given in respect of financial quarters or on a monthly basis, depending on the requirement under Section 7.2.3.], the Borrower and the Guarantors [have raised a cumulative net equity amount of $[●] OR have not raised any cumulative net equity amount] by way of equity line of credit (commonly known as ELOC) or analogous instruments.]

The details of all calculations supporting the above statements are set out in the attached annex. There has been no material change in the information contained in the corporate structure chart provided on the Effective Date and the Appendix “F” – Intellectual Property and Source Codes of the Financing Offer, except as specified in the attached annex.

[Name and signature of CFO]